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EXHIBIT 11
              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE

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

                                                     For the Second Fiscal       For the Two Fiscal
                                                       Quarter Ended               Quarters Ended
                                                   ---------------------------------------------------
                                                   July 31,      August 1,       July 31       August 1,
                                                    1999           1998           1999           1998
                                                   ---------------------------------------------------
Net income  . . . . . . . . . . . . .              $1,156         $  917         $1,254         $  324

Weighted average shares . . . . . . . . .           4,718          4,670          4,714          4,666
  Dilutive options  . . . . . . . . . . .              84             81             72             85
                                                   ---------------------------------------------------
Total shares for EPS purposes . . . . . .           4,802          4,751          4,786          4,751
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Earnings per share - Basic . . . . . . . .         $ 0.24         $ 0.20         $ 0.27         $ 0.07
Earnings per share - Diluted  . . . . . .          $ 0.24         $ 0.19         $ 0.26         $ 0.07
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